Exhibit 99.1

LAUREATE EDUCATION REPORTS SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2017 FINANCIAL RESULTS

BALTIMORE, MARYLAND - August 8, 2017 - Laureate Education, Inc. (NASDAQ: LAUR), the global leader in higher education, today announced financial results for the second quarter and the six months ended June 30, 2017.

Second Quarter 2017 Highlights (compared to second quarter 2016):

•                  Revenue increased 4% to $1,277.4 million; up 8% on an organic constant currency basis

•                  Operating income increased by $33.3 million to $243.9 million, including a $22.8 million one-time charge  related to the debt refinancing transactions that were completed during the second quarter of 2017

•                  Net income for the quarter was $117.1 million, as compared to net income of $349.2 million in the second quarter of 2016, which included a $243.3 million gain in 2016 related to the sale of the Swiss hospitality management schools

•                  Adjusted EBITDA increased 11% to $341.9 million and, on an organic constant currency basis, Adjusted EBITDA was up 22% excluding the $22.8 million one-time charge associated with our debt refinancing transactions in the second quarter of 2017, and including some favorable timing impacts from class starts

Six Months Ended June 30, 2017 Highlights (compared to six months ended June 30, 2016):

•                  New enrollments increased 2%

•                  Total enrollments increased 2%, up 3% excluding asset dispositions made in 2016

•                  Revenue decreased by $5.0 million to $2,133.4 million; up 6% on an organic constant currency basis

•                  Operating income decreased by $18.4 million to $181.0 million, due primarily to a $22.8 million one-time charge related to the debt refinancing transactions that were completed during the second quarter of 2017

•                  Net loss for the six months was $3.3 million, as compared to net income of $246.8 million in the six months ended June 30, 2016, which included a $243.3 million gain in 2016 related to the sale of the Swiss hospitality management schools

•                  Adjusted EBITDA increased 2% to $390.4 million and, on an organic constant currency basis, Adjusted EBITDA was up 22% excluding the $22.8 million one-time charge associated with our debt refinancing transactions in the second quarter of 2017, and including some favorable timing impacts from class starts

“We are pleased to report favorable results for the second quarter of 2017,” said Douglas Becker, Laureate founder, chairman, and chief executive officer. “The operating momentum in the business demonstrates the quality of our institutions and the committed teams that lead them, all of whom have embraced our initiatives to gain the benefit of our collective scale. The growing global demand for higher education, particularly in emerging markets, positions us well for continued growth in the future.”

Second Quarter 2017 Results

Revenue in the second quarter of 2017 was $1,277.4 million, a 4% increase compared to the second quarter of 2016. Operating income increased $33.3 million compared to the second quarter of 2016, including a $22.8 million one-time charge related to the debt refinancing transactions that were completed during the second quarter of 2017. Net income was $117.1 million compared to a net income of $349.2 million in the second quarter of the prior year which included a gain of approximately $243.3 million in the 2016 fiscal quarter related to the sale of the Swiss hospitality management schools. Diluted earnings per share was $0.28 for the second quarter of 2017.

Adjusted EBITDA was $341.9 million in the second quarter of 2017, a 11% increase compared to the second quarter of 2016. On an organic (i.e., excluding acquisitions and asset dispositions) constant currency basis, revenue increased 8% and Adjusted EBITDA increased 22% compared to the second quarter of 2016, excluding the $22.8 million one-time charge associated with our debt refinancing transactions in the second quarter of 2017, and including some favorable timing impacts from class starts.

As disclosed in our Quarterly report on Form 10-Q for the period ended June 30, 2017, effective August 1, 2017, we changed our operating segments in order to realign our segments according to how our chief operating decision maker will now allocate resources and assess performance. The segment changes will result in Laureate increasing its number of operating segments from three operating segments to six operating segments.

The change includes the creation of three operating segments (Brazil, Mexico and Andean & Iberian) from the current LatAm segment. Our institutions in Spain and Portugal (Iberian) will move from the Europe, Middle East, Africa and Asia Pacific (EMEAA) segment and combine with our institutions in Chile and Peru to form the Andean & Iberian segment. In addition, our institutions in Central America, which were previously part of the LatAm segment, will combine with our campus-based institutions in the United States, which were previously part of the Global Products and Services (GPS) segment, to form the Central America and U.S. Campuses segment. The Online & Partnerships segment will consist of the online institutions that were previously part of the GPS segment. In summary, our six operating segments will be as follows:

•                  Brazil;

•                  Mexico;

•                  Andean & Iberian;

•                  Central America & U.S. Campuses;

•                  Online & Partnerships; and

•                  EMEAA.

This change will be reflected in the segment information beginning in the third quarter of 2017, the period in which the change occurred.

Six Months Ended June 30, 2017 Results

New enrollments through year-to-date June 2017, excluding asset dispositions, increased 2% compared to our new enrollment activity through year-to-date June 2016. New enrollment growth reflects favorable performance in all Latin American markets except Chile which was affected by regulatory changes made during 2016 in that market. A planned strategic shift in the second half of 2016 in EMEAA and GPS to longer length of stay students with higher revenue and contribution margins affected the comparability of the new enrollments through year-to-date June 2017 as compared to year-to-date June 2016 for those segments.  Despite the resulting and planned reduction in new enrollment activity in EMEAA and GPS, both segments show favorable growth in organic constant currency revenue versus prior year-to-date June, reflecting the benefit of this strategic mix shift. Additionally, a summer intake in our GPS segment occurred in early July of 2017 as compared to late June 2016, affecting the year-over-year comparability, therefore we are showing new enrollment activity for the GPS segment on a timing adjusted basis in our table below which shows new enrollment performance.

Total enrollments at June 30, 2017 grew 2% compared to June 30, 2016. Excluding the impact from the divestiture in 2016 of our assets in France and Switzerland, total enrollments at June 30, 2017 increased by 3% compared to June 30, 2016.

For the six months ended June 30, 2017, revenue was $2,133.4 million, a decrease of $5.0 million compared to the fiscal period 2016.  Operating income decreased $18.4 million compared to the 2016 fiscal period due primarily to a $22.8 million one-time charge related to the debt refinancing transactions that were completed during the second quarter of 2017.  Net loss for the 2017 fiscal period was $3.3 million compared to a net income of $246.8 million in the 2016 fiscal period which included a gain of approximately $243.3 million in the 2016 fiscal period related to the sale of the Swiss hospitality management schools. Diluted loss per share was $(0.71) for the 2017 fiscal period.

Adjusted EBITDA was $390.4 million in the 2017 fiscal period, a 2% increase compared to the 2016 fiscal period. On an organic (i.e., excluding acquisitions and asset dispositions) constant currency basis, revenue increased  6% and Adjusted EBITDA increased 22% compared to the 2016 fiscal period, excluding the $22.8 million one-time charge associated with our debt refinancing transactions in the second quarter of 2017, and including some favorable timing impacts from class starts.

Balance Sheet and Capital Structure

Laureate ended the second quarter of 2017 with $367.2 million of cash on hand and $752.2 million in liquidity, including our undrawn revolver. In April 2017, Laureate completed a refinancing of its corporate debt obligations, extending the maturity and reducing the cost of those obligations.

On April 15, 2016, the Company entered into note exchange agreements pursuant to which we agreed to exchange $250.0 million in aggregate principal amount of 9.250% Replacement Senior Notes due 2019 for shares of the Company’s Class A common stock. On August 2, 2017, we sent notices to the holders of these notes indicating that the closing of the exchange contemplated by these note exchange agreements is expected to be consummated on Friday, August 11, 2017. At closing, these senior notes will be exchanged for a total of 18.7 million shares of the Company’s Class A common stock and these senior notes will be canceled.

Outlook for Fiscal 2017

Laureate is updating its financial guidance for full-year 2017, reflecting the inclusion of our accelerator plan and a more favorable currency environment. The guidance for 2017 reflects the impact from the sale of our French and Swiss assets in 2016, which will unfavorably impact both year-over-year Revenue and Adjusted EBITDA by approximately (3%). Additionally, currency translation from foreign exchange rates, based on current rates, is now expected to have no material year-over-year impact in 2017 for Adjusted EBITDA, and a slightly below 1% favorable impact on Revenue is expected.

Based on the current foreign exchange spot rates(1), Laureate currently expects its organic (i.e., excluding acquisitions and asset dispositions) performance for full-year 2017 to be as follows:

•                  Total enrollments in the range of 1,064,000 to 1,080,000, representing 2.0-3.5% growth as compared to December 31, 2016;

•                  Revenues in the range of $4,345 million to $4,386 million, representing 5.0-6.0% organic (pro forma for asset dispositions in 2016) constant currency growth, and including a benefit of $38 million from foreign currency;

•                  Adjusted EBITDA in the range of $786 million to $795 million, inclusive of the $22.8 million one-time expense related to our debt refinancing. Excluding the debt refinancing charge, we expect Adjusted EBITDA in the range of $809 million to $818 million representing 8.5%-9.5% organic (pro forma for asset dispositions in 2016) constant currency growth, and including a $10 million to $12 million benefit from our accelerator plan;

•                  Capex spending at 7% to 8% of revenues to support growth initiatives and ongoing maintenance;

•                  Total number of shares of Class A common stock outstanding of approximately 223 million, assuming the conversion of the $400 million of shares of Series A Preferred Stock (assuming payment-in-kind dividends), which, when converted, but in no case later than February 7, 2018, will result in up to 36 million shares being issued upon conversion based on a conversion price of $14.00 per share of Class A common stock, the price per share to the public in our IPO; and

•                  Reported earnings per share in 2017 to be affected by a $290-$300 million non-cash charge to earnings per share related to accounting for the non-cash beneficial redemption and conversion features due to the terms of the shares of our Series A Preferred Stock.

(1) Based on actual FX rates for January-June 2017, and current spot FX rates (local currency per US dollar) of MXN 17.67, BRL 3.16, CLP 648.00, PEN 3.25, EUR 0.86 for July - December 2017. FX impact may change based on fluctuations in currency rates in future periods.

An outlook for 2017 net income and a reconciliation of the forward-looking 2017 Adjusted EBITDA outlook to net income are not being provided as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlook and reconciliation.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 5:00 pm ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.- based callers) or 1-703-639-1262 (for international callers), and request to join the Laureate conference call. Replays of the entire call will be available through August 15, 2017 at 1-855-859-2056 (for U.S.- based callers) and at 1-404-537-3406 (for international callers), conference ID 56726181. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be,

‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to guidance, including total enrollments, estimated and projected Adjusted EBITDA and earnings, costs, expenditures (including capital expenditures), cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on March 29, 2017, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate has provided a non-GAAP measurement of Adjusted EBITDA. We have included Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Adjusted EBITDA is reconciled from the respective measures under GAAP in the attached table “Non-GAAP Reconciliations.”

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with more than one million students enrolled across nearly 70 institutions in 25 countries at campuses and online. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
	YTD 2Q	YTD 2Q	Change		As of	As of	Change
	2017	2016	Total	Organic	6/30/2017	6/30/2016	Total	Organic
LatAm	258,700	250,900	3%	3%	857,400	830,800	3%	3%
EMEAA (1)	18,100	18,900	(4)%	(3)%	143,400	142,800	—%	6%
GPS (1)	19,100	21,300	(10)%	(8)%	70,100	74,800	(6)%	(6)%
Laureate	295,900	291,100	2%	2%	1,070,900	1,048,400	2%	3%
GPS adjusted (2)	19,100	20,100	(5)%	(2)%	70,100	73,600	(5)%	(5)%

(1) Enrollments affected by the sale of two business units in France (EMEAA segment) and Switzerland (GPS segment) during 2016.

(2) GPS adjusted for Walden new enrollment intake timing.

Consolidated Statements of Operations

	For the three months ended			For the six months ended
	June 30,			June 30,
IN MILLIONS	2017(3)	2016	Change	2017(3)	2016	Change
Revenues	$1,277.4	$1,231.9	$45.5	$2,133.4	$2,138.4	$(5.0)
Costs and expenses:
Direct costs	942.2	963.8	(21.6)	1,795.5	1,833.6	(38.1)
General and administrative expenses	91.3	57.5	33.8	156.9	105.4	51.5
Operating income	243.9	210.6	33.3	181.0	199.4	(18.4)
Interest income	4.5	4.1	0.4	9.2	9.9	(0.7)
Interest expense	(99.0)	(105.8)	6.8	(201.6)	(209.6)	8.0
Loss on debt extinguishment	(6.9)	(1.7)	(5.2)	(8.4)	(1.7)	(6.7)
Gain (loss) on derivatives	27.0	2.0	25.0	39.1	(8.8)	47.9
Other (expense) income, net	(0.4)	(1.3)	0.9	0.1	(1.3)	1.4
Foreign currency exchange (loss) gain, net	(9.7)	26.3	(36.0)	(7.4)	53.9	(61.3)
(Loss) gain on sales of subsidiaries, net	(0.2)	243.3	(243.5)	(0.2)	243.3	(243.5)
Income from continuing operations before income taxes and equity in net income of affiliates	159.1	377.4	(218.3)	11.7	285.1	(273.4)
Income tax expense	(42.0)	(28.4)	(13.6)	(14.9)	(38.4)	23.5
Equity in net income of affiliates, net of tax	—	0.3	(0.3)	—	—	—
Net income (loss)	117.1	349.2	(232.1)	(3.3)	246.8	(250.1)
Net income attributable to noncontrolling interests	(0.7)	(1.8)	1.1	(3.2)	(2.6)	(0.6)
Net income (loss) attributable to Laureate Education, Inc.	$116.4	$347.4	$(231.0)	$(6.4)	$244.2	$(250.6)

Accretion of Series A convertible redeemable preferred stock and other redeemable noncontrolling interests and equity	$(69.2)	$(0.4)	$(68.8)	$(108.1)	$1.1	$(109.2)
Net income (loss) available to common stockholders	$47.2	$347.0	$(299.8)	$(114.5)	$245.3	$(359.8)

Basic and diluted earnings (loss) per share:
Basic weighted average shares outstanding	168,591	133,291	35,300	161,620	133,285	28,335
Dilutive weighted average shares outstanding	168,657	134,197	34,460	161,620	134,201	27,419
Basic earnings (loss) per share	$0.28	$2.60	$(2.32)	$(0.71)	$1.84	$(2.55)
Diluted earnings (loss) per share	$0.28	$2.59	$(2.31)	$(0.71)	$1.83	$(2.54)

(3) Financial results for 2017 as compared to 2016 were affected by the sale of two business units in France (EMEAA segment) and Switzerland (GPS segment) during 2016.

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the quarter ended June 30,	2017	2016	Reported	Organic Constant Currency(4)	Total	Organic Constant Currency	One- time items	Acq/Div.	FX
Revenues
LATAM	$831.1	$733.3	13%	10%	$97.8	$75.1	$—	$—	$22.7
EMEAA	245.5	261.1	(6)%	8%	(15.6)	18.3	—	(22.8)	(11.1)
GPS	204.6	241.7	(15)%	3%	(37.1)	5.1	—	(41.8)	(0.4)
Corporate & Eliminations	(3.8)	(4.1)	7%	7%	0.3	0.3	—	—	—
Total Revenues	$1,277.4	$1,231.9	4%	8%	$45.5	$98.9	$—	$(64.6)	$11.2

Adjusted EBITDA
LATAM	$300.0	$224.1	34%	30%	$75.9	$66.8	$—	$—	$9.1
EMEAA	52.9	52.7	—%	16%	0.2	7.8	—	(3.2)	(4.4)
GPS	54.8	65.3	(16)%	(3)%	(10.5)	(1.6)	—	(9.0)	0.1
Corporate & Eliminations	(65.9)	(33.9)	(94)%	(27)%	(32.0)	(9.2)	(22.8)	—	—
Total Adjusted EBITDA	$341.9	$308.2	11%	22%	$33.7	$63.9	$(22.8)	$(12.2)	$4.8

IN MILLIONS

			% Change		$ Variance Components
For the six months ended June 30,	2017	2016	Reported	Organic Constant Currency(4)	Total	Organic Constant Currency	One- time items	Acq/Div.	FX
Revenues
LATAM	$1,252.6	$1,137.2	10%	8%	$115.4	$85.8	$—	$—	$29.6
EMEAA	472.7	505.1	(6)%	8%	(32.4)	34.6	—	(46.1)	(20.9)
GPS	412.9	502.1	(18)%	1%	(89.2)	5.3	—	(93.6)	(0.9)
Corporate & Eliminations	(4.7)	(5.9)	20%	20%	1.2	1.2	—	—	—
Total Revenues	$2,133.4	$2,138.4	—%	6%	$(5.0)	$126.9	$—	$(139.7)	$7.8

Adjusted EBITDA
LATAM	$264.2	$203.8	30%	33%	$60.4	$67.4	$—	$—	$(7.0)
EMEAA	106.3	107.2	(1)%	14%	(0.9)	14.2	—	(6.0)	(9.1)
GPS	118.4	135.0	(12)%	6%	(16.6)	6.5	—	(23.1)	—
Corporate & Eliminations	(98.6)	(63.9)	(54)%	(19)%	(34.7)	(11.9)	(22.8)	—	—
Total Adjusted EBITDA	$390.4	$382.1	2%	22%	$8.3	$76.3	$(22.8)	$(29.1)	$(16.1)

(4) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2016 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures and the one-time charge associated with our debt refinancing transactions in the second quarter of 2017.

Consolidated Balance Sheets

IN MILLIONS	June 30, 2017	December 31, 2016	Change
Assets
Cash and cash equivalents	$367.2	$465.0	$(97.8)
Receivables (current), net	499.4	334.8	164.6
Other current assets	375.9	316.0	59.9
Property and equipment, net	2,208.4	2,151.6	56.8
Goodwill and other intangible assets	3,397.8	3,288.8	109.0
Other long-term assets	520.9	506.3	14.6
Total assets	$7,369.7	$7,062.5	$307.2

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$622.3	$695.2	$(72.9)
Deferred revenue and student deposits	380.2	362.9	17.3
Total long-term debt, including current portion	3,504.3	3,808.4	(304.1)
Total due to shareholders of acquired companies, including current portion	215.5	211.0	4.5
Other liabilities	942.3	963.7	(21.4)
Total liabilities	5,664.6	6,041.2	(376.6)
Convertible redeemable preferred stock	232.0	333.0	(101.0)
Redeemable noncontrolling interests and equity	25.5	23.9	1.6
Total stockholders’ equity	1,447.6	664.4	783.2
Total liabilities and stockholders’ equity	$7,369.7	$7,062.5	$307.2

Consolidated Statements of Cash Flows

	For the six months ended June 30,
IN MILLIONS	2017	2016	Change
Cash flows from operating activities
Net (loss) income	$(3.3)	$246.8	$(250.1)
Depreciation and amortization	131.5	135.9	(4.4)
Loss (gain) on sale of subsidiary and disposal of property and equipment	1.9	(243.3)	245.2
(Gain) loss on derivative instruments	(39.4)	7.9	(47.3)
Loss on debt extinguishment	8.4	1.7	6.7
Payment of redemption and call premiums and fees on debt modification	(65.2)	—	(65.2)
Unrealized foreign currency exchange loss (gain)	11.8	(58.7)	70.5
Income tax receivable/payable, net	(21.9)	—	(21.9)
Working capital, excluding tax accounts	(338.3)	(253.2)	(85.1)
Other non-cash adjustments	108.6	99.5	9.1
Net cash used in operating activities	(205.7)	(63.4)	(142.3)
Cash flows from investing activities
Purchase of property and equipment	(86.8)	(86.2)	(0.6)
Expenditures for deferred costs	(8.2)	(8.8)	0.6
Receipts from sale of subsidiary and property and equipment	1.0	340.1	(339.1)
Investing other, net	(1.6)	(17.5)	15.9
Net cash used in investing activities	(95.7)	227.7	(323.4)
Cash flows from financing activities
(Decrease) increase in long-term debt, net	(304.7)	(214.3)	(90.4)
Payments of deferred purchase price for acquisitions	(6.3)	(7.7)	1.4
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	55.3	—	55.3
Proceeds from initial public offering, net of issuance costs	456.6	—	456.6
Payments of debt issuance costs	(11.2)	(1.4)	(9.8)
Financing other, net	(1.2)	(27.8)	26.6
Net cash (used in) provided by financing activities	188.4	(251.3)	439.7
Effects of exchange rate changes on cash	15.1	14.4	0.7
Change in cash included in current assets held for sale	—	(1.3)	1.3
Net change in cash and cash equivalents	(97.8)	(73.9)	(23.9)
Cash and cash equivalents at beginning of period	465.0	458.7	6.3
Cash and cash equivalents at end of period	$367.2	$384.8	$(17.6)
Liquidity (including Undrawn Revolver)	$752.2	$651.3	$100.9

Non-GAAP Reconciliation

	For the three months ended			For the six months ended
	June 30,			June 30,
IN MILLIONS	2017	2016	Change	2017	2016	Change
Net income (loss)	$117.1	$349.2	$(232.1)	$(3.3)	$246.8	$(250.1)
Plus:
Equity in net income of affiliates, net of tax	—	(0.3)	0.3	—	—	—
Income tax expense	42.0	28.4	13.6	14.9	38.4	(23.5)
Income from continuing operations before income taxes and equity in net income of affiliates	159.1	377.4	(218.3)	11.7	285.1	(273.4)
Plus:
Loss (gain) on sale of subsidiaries, net	0.2	(243.3)	243.5	0.2	(243.3)	243.5
Foreign currency exchange loss (gain), net	9.7	(26.3)	36.0	7.4	(53.9)	61.3
Other expense (income), net	0.4	1.3	(0.9)	(0.1)	1.3	(1.4)
(Gain) loss on derivatives	(27.0)	(2.0)	(25.0)	(39.1)	8.8	(47.9)
Loss on debt extinguishment	6.9	1.7	5.2	8.4	1.7	6.7
Interest expense	99.0	105.8	(6.8)	201.6	209.6	(8.0)
Interest income	(4.5)	(4.1)	(0.4)	(9.2)	(9.9)	0.7
Operating income	243.9	210.6	33.3	181.0	199.4	(18.4)
Plus:
Depreciation and amortization	67.0	69.7	(2.7)	131.5	135.9	(4.4)
EBITDA	310.9	280.3	30.6	312.5	335.3	(22.8)
Plus:
Share-based compensation expense (a)	12.9	13.7	(0.8)	35.3	20.9	14.4
Loss on impairment of assets	—	—	—	—	—	—
EiP implementation expenses (b)	18.1	14.2	3.9	42.6	25.9	16.7
Adjusted EBITDA	$341.9	$308.2	$33.7	$390.4	$382.1	$8.3

(a) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718.

(b) EiP implementation expenses are related to our enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. The first wave of EiP, which began in 2014, is expected to be substantially completed by 2017 and includes the establishment of regional SSOs around the world, as well as improvements to our system of internal controls over financial reporting. Given the success of the first wave of EiP, we now anticipate expanding the initiative into other back- and mid-office areas in order to generate additional efficiencies and create a more efficient organizational structure.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Adam Smith

Adam.Smith@laureate.net

U.S.: +1 (866) 452 8732 / International: +1 (410) 843 6100

Source: Laureate Education, Inc.